                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           CORESTATES FINANCIAL CORP
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

CoreStates Financial Corp
PO Box 7618
Philadelphia PA 19101-7618
215 973 3546

TERRENCE A. LARSEN
Chairman and
Chief Executive Officer
                                               [LOGO OF CORESTATES APPEARS HERE]
 March 15, 1995


 Dear Shareholder:

 CoreStates' Annual Meeting of Shareholders will be held on Tuesday, April 18, at 8:30 a.m. in the Grand Ballroom at the Hotel Atop the Bellevue, 1415 Chancellor Court, Broad and Walnut Streets, Philadelphia. You are invited to attend.

 We are pleased to report another year of very strong operating earnings. We are also engaged in a far-reaching project to strengthen our ability to compete in the future, and will be giving you a progress report during the spring.

 It is important that your shares be represented at the Annual Meeting whether or not you are able to attend personally. I urge you to sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible.

 Thank you very much for your continued interest and support.

 Sincerely,

 /s/ TERRENCE A. LARSEN

[LOGO OF CORESTATES FINANCIAL CORP APPEARS HERE]
PO Box 7618
Philadelphia, PA 19101-7618

                                                                  March 15, 1995

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, APRIL 18, 1995

  Notice is hereby given that the Annual Meeting of Shareholders of CoreStates Financial Corp ("CoreStates") will be held in the Grand Ballroom at the Hotel Atop the Bellevue, 1415 Chancellor Court, Broad and Walnut Streets, Philadelphia, Pennsylvania, at 8:30 A.M. Philadelphia time, on Tuesday,
April 18, 1995 for the following purposes:

    1. To elect six directors;

    2. To approve an Incentive Compensation Plan for Designated Executives;

    3. To ratify the selection of Ernst & Young LLP as CoreStates' independent auditors for the fiscal year ending December 31, 1995; and

    4. To transact such other business as may properly come before the meeting.

  Only those shareholders of record at the close of business on March 7, 1995 shall be entitled to vote at the meeting.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING ON APRIL 18, 1995, PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON IF YOU WISH TO DO SO AT THE MEETING.

                             By order of the Board of Directors


                             /s/ Migdalia R. O'Leary

                             Migdalia R. O'Leary
                             Secretary

[LOGO OF CORESTATES FINANCIAL CORP APPEARS HERE]
PO Box 7618
Philadelphia, PA 19101-7618

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CoreStates Financial Corp ("CoreStates") for use at the Annual Meeting of Shareholders to be held on April 18, 1995 and at any adjournments thereof. A form of proxy for holders of common stock of CoreStates ("CoreStates Common Stock") is being furnished for use at the meeting. The proxy statement and the form of proxy are being mailed on March 15, 1995, or as soon thereafter as possible, to all shareholders entitled to vote at the meeting. Execution of the accompanying proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder executing a proxy has the right to revoke it by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of CoreStates at any time before the proxy is voted. Where a proxy is duly executed and returned but without direction as to the vote on one or more particular matters, the proxy will be voted in favor of the matters as recommended by the Board of Directors. If a shareholder either records the fact of abstention or fails to vote in person or by proxy, such action is not considered a "vote cast" under the Pennsylvania Business Corporation Law.

  Pursuant to the Bylaws of CoreStates, the Board of Directors has fixed the close of business on March 7, 1995 as the time for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. Each share of CoreStates Common Stock will entitle the holder thereof to one vote on all matters which may properly come before the meeting. As of March 7, 1995, there were issued and outstanding 144,442,476 shares of CoreStates Common Stock.

  If a shareholder is a participant in the CoreStates' Dividend Reinvestment and Share Purchase Plan, the proxy card sent to such shareholder will represent both the number of shares registered in the shareholder's name and the number of shares credited to the shareholder's Dividend Reinvestment and Share Purchase Plan account, and all such shares will be voted in accordance with the instructions on the proxy card.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

  The Board of Directors of CoreStates, pursuant to the Articles of Incorporation, has determined that effective April 18, 1995 the number of directors of CoreStates shall be eighteen (18). The Articles of Incorporation of CoreStates provide that the directors of CoreStates shall be divided into three classes, as nearly equal in number as possible, with such classes of directors serving staggered three-year terms of office. Accordingly, at each annual meeting of shareholders, a class consisting of approximately one-third of CoreStates' directors will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified. Six nominees, as set forth below, are to be elected at this Annual Meeting to hold office until the 1998 Annual Meeting and until their successors are elected and qualified. The remaining 12 directors will continue to serve as set forth below. Each nominee is presently a director of CoreStates.

  Robert H. Campbell resigned as a director of CoreStates during 1994. George
V. Lynett, Esq. became a director in 1994 in connection with the merger of Independence Bancorp, Inc., where he had been a director since 1987.

  In the absence of instructions to the contrary, shares of CoreStates Common Stock represented by properly executed proxies will be voted for the six nominees listed below, all of whom have consented to be named and to serve if elected. CoreStates does not presently know of anything that would preclude any nominee from serving. Should any nominee for any reason become unable or unwilling to serve as director, the number of nominees to be elected will be reduced accordingly. The nominees are to be elected by at least a majority of the votes cast at the annual meeting.

  Set forth below opposite their pictures are the names and ages of the nominees and continuing directors, their principal occupations and the year each individual began continuous service as a director of CoreStates or one of its predecessors. Each nominee and continuing director has held the position or former position shown or other executive positions with the same or an affiliated or predecessor entity for at least the past five years, except as otherwise indicated. Also shown with respect to each nominee and continuing director are directorships held in companies (other than CoreStates) which are required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") or which are registered under the Investment Company Act of 1940 and certain other business or insurance companies. In addition, set forth opposite the name of each nominee and continuing director is the number of shares of CoreStates Common Stock ("Shares") beneficially owned as of January 31, 1995. Except as otherwise indicated in the Notes to Nominee and Continuing Director Information, the persons named possess sole voting and investment power with respect to the Shares shown opposite their names. No nominee or continuing director owns 1% or more of the outstanding Shares.

NOMINEES FOR DIRECTORS--TERM EXPIRES 1998

                George A. Butler, 66, Director since 1990.        11,152 Shares

[PHOTO OF            Retired; formerly President of CoreStates and CoreStates
GEORGE A. BUTLER     Bank, N.A.; prior to March 1990, Chairman and Chief
APPEARS HERE]        Executive Officer of First Pennsylvania Corporation and
                     First Pennsylvania Bank; Director of Betz Laboratories,
                     Inc., General Accident Insurance Company, Peirce Phelps,
                     Inc., and Thomas Jefferson University.


                Carlton E. Hughes, 63, Director since 1978.  10,012 Shares/(1)/

[PHOTO OF            Chairman and Director of Stewart-Amos Steel, Inc.
CARLTON E. HUGHES    (structural steel fabrication); former President,
APPEARS HERE]        Treasurer and Director of Stewart-Amos Equipment Co.;
                     Director of Irex Corporation and Arnold Industries, Inc.


                Ernest E. Jones, 50, Director since 1992.            533 Shares

[PHOTO OF            Executive Director of Greater Philadelphia Urban Affairs
ERNEST E. JONES      Coalition.
APPEARS HERE]

                Herbert Lotman, 61, Director since 1990.     79,301 Shares/(2)/


[PHOTO OF            Chairman and Chief Executive Officer of Keystone Foods
HERBERT LOTMAN       Corporation (food manufacturing and distribution);
APPEARS HERE]        Director of Getty Petroleum Corporation and PCI Services,
                     Inc.


                George V. Lynett, 51, Nominee for Director for the first
                time.                                         21,153 Shares/(3)/


[PHOTO OF            Publisher, The Scranton Times (newspaper company);
GOERGE V. LYNETT     Secretary/Treasurer, Shamrock Communications, Inc.;
APPEARS HERE]        President, Towanda Daily Review; and Vice President,
                     Wyoming County Press, Inc.


                Seymour S. Preston, III, 61, Director since 1978. 16,400 Shares


[PHOTO OF            Chairman and Chief Executive Officer of AAC Engineered
SEYMOUR S. PRESTON   Systems, Inc. (manufacturer of equipment to deburr and
APPEARS HERE]        finish metal parts); Retired President and Chief
                     Executive Officer of Elf Atochem North America, Inc.
                     (manufacturer of industrial, intermediate and specialty chemicals, and commodity and engineering plastics);
                     Director of Scott Specialty Gases, Inc. (manufacturer and marketer of specialty gases); Director of ADCO
                     Technologies, Inc. (manufacturer of adhesives and sealants for the automotive and construction industries).


CONTINUING DIRECTORS--TERM EXPIRES 1996

                Shirley A. Jackson, 48, Director since 1993.         674 Shares

[PHOTO OF            Professor, Department of Physics and Astronomy at Rutgers
SHIRLEY A. JACKSON   University and Theoretical Physicist (Semiconductor
APPEARS HERE]        Theory) at AT&T Bell Laboratories. Prior to September
                     1991, Theoretical Physicist, Solid State and Quantum
                     Physics Research, AT&T Bell Laboratories; Director of
                     Public Service Enterprise Group, Sealed Air Corporation and New Jersey Resources Corporation.


                Terrence A. Larsen, 48, Director since 1986.            686,460
                Shares(/4/)

[PHOTO OF            Chairman and Chief Executive Officer of CoreStates;
TERRENCE A. LARSEN   Chairman of CoreStates Bank, N.A.; prior to August 1994,
APPEARS HERE]        Chairman, President, and Chief Executive Officer of
                     CoreStates, and CoreStates Bank, N.A.

                Patricia A. McFate, 62, Director since 1976.       4,400 Shares

[PHOTO OF            Senior Scientist and Program Director, Center for
PATRICIA A. MCFATE   National Security Negotiations of Science Applications
APPEARS HERE]        International Corporation (a systems engineering
                     company); Senior Scientist of System Planning Corporation from October 1988 to July 1989; prior to October 1988,
                     President and Trustee of The American-Scandinavian
                     Foundation.


                Marlin Miller, Jr., 62, Director since 1988.             17,024
                Shares(/5/)

                     President, Chief Executive Officer, and Director of Arrow
[PHOTO OF            International, Inc. (a manufacturer of medical products);
MARLIN MILLER        Director of Carpenter Technology Corp.
APPEARS HERE]

                Raymond W. Smith, 57, Director since 1984.     3,992 Shares/(6)/

[PHOTO OF            Chairman, Chief Executive Officer and Director of Bell
RAYMOND W. SMITH     Atlantic Corporation (telecommunications and services
APPEARS HERE]        corporation); and Director of USAir (commercial
                     aviation).


                Harold A. Sorgenti, 60, Director since 1981.   8,263 Shares/(7)/

[PHOTO OF            Chairman of Freedom Chemical Company (manufacturer of
HAROLD A. SORGENTI   specialty chemicals); Partner, The Freedom Group
APPEARS HERE]        Partnership (chemical industry mergers and acquisitions);
                     prior to 1991, Vice Chairman and Director of ARCO
                     Chemical Company; Director of Provident Mutual Life
                     Insurance Company of Philadelphia and Crown Cork and
                     Seal, Inc.


CONTINUING DIRECTORS--TERM EXPIRES 1997

                Nelson G. Harris, 68, Director since 1990.         9,696 Shares

[PHOTO OF            Retired Chairman of Tasty Banking Company; Chairman of
NELSON G. HARRIS     the Executive Committee and Director of Tasty Baking
APPEARS HERE]        Company (principally a manufacturer of bakery products);
                     Director of American Water Works, Inc., PECO Energy
                     Company, Peirce Phelps, Inc., Penn Fishing Tackle Mfg.
                     Co., and PrimeSource Corporation.

                John A. Miller, 67, Director since 1977.           7,868 Shares

[PHOTO OF            Retired Chairman of Provident Mutual Life Insurance
JOHN A. MILLER       Company of Philadelphia; Chairman of the Executive
APPEARS HERE]        Committee and Director of Provident Mutual Life Insurance
                     Company of Philadelphia; Director of Betz Laboratories,
                     Inc.; Chairman of the Board of Guaranty Reassurance
                     Corp., Jacksonville, FL.


                Stephanie W. Naidoff, 53, Director since 1994.     1,932 Shares

[PHOTO OF            Of Counsel, Morgan, Lewis & Bockius (law firm); formerly
STEPHANIE W.         Vice President and General Counsel of Thomas Jefferson
NAIDOFF APPEARS      University (Philadelphia).
HERE]

                James M. Seabrook, 61, Director since 1994.   6,856 Shares/(8)/

[PHOTO OF            Chairman and Chief Executive Officer of Seabrook Brothers
JAMES M. SEABROOK    & Sons, Inc. (frozen food processor); Director of Bell
APPEARS HERE]        Atlantic New Jersey, New Jersey Manufacturers Insurance
                     Company, and New Jersey Re-Insurance Company.


                J. Lawrence Shane, 60, Director since 1978.        5,202 Shares

[PHOTO OF            Retired; Formerly Vice Chairman and Director of Scott
J. LAWRENCE SHANE    Paper Company (manufacturer of consumer and industrial
APPEARS HERE]        paper products); Director of 1838 Bond-Debenture Trading
                     Fund.


                Peter S. Strawbridge, 56, Director since 1979.     1,743 Shares

[PHOTO OF            President and Director of Strawbridge & Clothier
PETER S. STRAWBRIDGE (regional merchandising corporation).
APPEARS HERE]

Notes to Nominee and Continuing Director Information

 (1) 696 of the Shares reported as beneficially owned by Mr. Hughes are held in an irrevocable trust, of which his wife is trustee, for the benefit of their grandchildren. Mr. Hughes disclaims beneficial ownership of such Shares.

 (2) 39,429 of the Shares reported as beneficially owned by Mr. Lotman are owned by his wife. Mr. Lotman disclaims beneficial ownership of such Shares.

 (3) 187 of the Shares reported as beneficially owned by Mr. Lynett are owned by his wife. 7,702 of the Shares reported as beneficially owned are registered in the name of his children, as to which Mr. Lynett disclaims beneficial ownership. 1,876 of the Shares reported as beneficially owned are in the name of the Estate of Elizabeth R. Lynett, Deceased.

 (4) This includes 583,482 Shares which Mr. Larsen has the right to acquire immediately pursuant to presently exercisable stock options. Of the Shares reported as beneficially owned by Mr. Larsen, 3,646 are registered in the name of his son, 1,525 are registered in the name of his daughter, 2,180 are registered in Mr. Larsen's name as custodian for his daughter; as to all such Shares, Mr. Larsen disclaims beneficial ownership. 65,318 of the Shares registered as beneficially owned by Mr. Larsen are registered in the joint names of Mr. Larsen and his wife.

 (5) 1,600 of the Shares reported as owned by Mr. M. Miller are owned by his wife. Mr. Miller disclaims beneficial ownership of such Shares.

 (6) 800 of the Shares reported as beneficially owned by Mr. Smith are held in a charitable trust, of which Mr. Smith and his wife are co-trustees.

 (7) 1,615 of the Shares reported as beneficially owned by Mr. Sorgenti are owned by his wife.

 (8) 2,000 of the Shares reported as beneficially owned by Mr. Seabrook are registered in the name of his daughter. Mr. Seabrook disclaims beneficial ownership of such Shares.

  The Board of Directors recommends a vote FOR the election of all nominees.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

  Information concerning the beneficial ownership of CoreStates Common Stock by directors is set forth above opposite the name of each director and in the Notes to Nominee and Continuing Director Information.

  The following table shows at January 31, 1995 the number of shares of CoreStates Common Stock beneficially owned, including shares which may be purchased through unexercised options, by the executive officers of the CoreStates named in the Summary Compensation Table on Page 15 except in respect to Mr. Larsen whose share ownership is reported above in the information concerning directors:

            Rosemarie B. Greco                      174,322 Shares

            Charles L. Coltman, III                 238,795 Shares

            David C. Carney                         171,106 Shares

            Charles P. Connolly, Jr.                121,259 Shares

            Robert N. Gilmore                       144,595 Shares

            Frank E. Reed                           174,583 Shares

  At January 31, 1995, the directors and officers of the CoreStates as a group beneficially owned 3,392,813 shares of CoreStates Common Stock which represents approximately 2.3% of all outstanding shares. No director or officer beneficially owned more than 1% of the outstanding shares.

  Included in the share amounts shown are 3,509 shares held for Mr. Coltman, 7,031 shares held for Mr. Reed and 81,001 shares held for the officers as a group by CoreStates Bank, N.A., as trustee under the CoreStates Savings Plan. Also included are options to acquire shares (exercisable immediately or within 60 days after January 31, 1995) held by: Ms. Greco--120,072; Mr. Coltman-- 151,127; Mr. Carney--166,106;

Mr. Connolly--93,679; Mr. Gilmore--120,878; Mr. Reed--120,776 and the officers of CoreStates as a group--2,008,484. The named individuals have sole voting and investment powers with respect to the shares owned except that 2,352 of the shares reported as beneficially owned by Mr. Reed are owned by his wife. Mr. Reed disclaims beneficial ownership of such shares.

  The following table sets forth information as of February 15, 1995 regarding the only persons which to CoreStates' knowledge are the beneficial owners of more than 5% of CoreStates Common Stock.

                                                 AMOUNT AND NATURE
               NAME AND ADDRESS                    OF BENEFICIAL     PERCENT OF
              OF BENEFICIAL OWNER                    OWNERSHIP      COMMON STOCK
              -------------------                -----------------  ------------
Wellington Management Company.................. 7,829,840 Shares(1)     5.56%
 75 State Street
 Boston, MA 02109

- - --------
(1) Wellington Management Company has reported that it is deemed the owner of the above Shares in its capacity as investment advisor to a variety of investment advisory clients.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires CoreStates' officers and directors, and persons who own more than ten percent of a registered class of CoreStates' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish CoreStates with copies of all Section 16(a) forms they file. There are no ten percent shareholders of CoreStates' equity securities.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, CoreStates believes that, during the period January 1, 1994 through December 31, 1994, all filing requirements applicable to its officers and directors were complied with, except that one report covering one transaction was filed late on behalf of Mr. Lotman due to a clerical error.

                DIRECTORS' MEETINGS, COMMITTEES AND COMPENSATION

  In 1994, nine meetings of the Board of Directors of CoreStates were held. Each incumbent director who served as a director of CoreStates during 1994 attended more than 75% of the aggregate number of meetings of the Board of Directors of CoreStates and of the Committees of the Board on which each such director served. The Board of Directors of CoreStates has certain standing committees including an Audit Committee, a Human Resources Committee and a Nominating Committee, the membership and functions of each of which are described below.

  The Audit Committee presently consists of Drs. Jackson and McFate and Messrs. Hughes, M. Miller, Preston (Chairman) and Shane. During 1994, the Audit Committee held four meetings. The functions of the Audit Committee include: review and examination of detailed reports of the internal auditors for CoreStates including reports on the fiduciary activities of banking subsidiaries; periodic meetings with the internal auditors and credit review personnel; review of reports of regulatory agencies having jurisdiction over CoreStates and certain banking and other subsidiaries; evaluation of internal accounting controls for CoreStates and for the management of the fiduciary activities of banking subsidiaries; recommending engagement and continuation of engagement of independent auditors; and meetings with, and receiving and considering recommendations of, independent auditors for CoreStates.

  The Human Resources Committee presently consists of Messrs. Lotman, M. Miller, Preston, Smith (Chairman) and Strawbridge. During 1994, the Human Resources Committee held six meetings. The functions of the Human Resources Committee are to: evaluate the performance of the Chief Executive Officer of CoreStates and report its assessment to the full Board of Directors; review, approve and recommend to the full Board changes in base compensation for senior officers of CoreStates and its banking subsidiaries; review, approve and recommend to the full Board material changes in CoreStates' benefit plans which significantly affect CoreStates' liabilities or the benefits provided to participants; administer the Incentive Compensation Plan for CoreStates Financial Corp and Participating Subsidiaries and the Long-Term Incentive Plan; review annually the salary budget with respect to CoreStates and its banking subsidiaries; review CoreStates' management development plans; and review other compensation and benefit plans of CoreStates and its subsidiaries.

  The Nominating Committee presently consists of Messrs. Hughes (Chairman), Jones, J. Miller, M. Miller and Dr. McFate. During 1994 the Nominating Committee held three meetings. The functions of the Nominating Committee are to make recommendations to the full Board of Directors with respect to: nominees for election as director at the annual meeting of shareholders; nominees to fill Board vacancies between annual shareholders' meetings; and the composition of membership of the various standing committees of the Board of Directors of CoreStates. The By-laws of CoreStates provide that a shareholder may nominate a director at the annual meeting only if written notice of such shareholder's intent is given by the shareholder and received by the Secretary of CoreStates not less than forty-five days prior to the date fixed for the annual meeting. The notice shall contain and be accompanied by (a) the name and residence of such shareholder; (b) a representation that the shareholder is a holder of CoreStates' voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (or pursuant to any successor act or regulation) had proxies been solicited with respect to such nominee by the management or Board of Directors of CoreStates; (d) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such persons or persons) pursuant to which such nomination(s) are to be made by the shareholder; and (e) the consent of each nominee to serve as director of CoreStates if so elected.

  CoreStates' Board also has the following additional committees: Executive Committee, Investment and Funding Committee, Urban Affairs Committee and Trust Committee.

Directors' Compensation

  Directors who are also officers of CoreStates or its subsidiaries do not receive any fees for Board or Committee meetings. For service in 1994 as a member of the Board of Directors of CoreStates, each director receiving fees was paid $15,000 in a fixed sum, 200 shares of Common Stock of CoreStates pursuant to the Stock Compensation Plan for Non-Employee Directors, and a fee of $1,000 for attendance at each meeting of the Board of Directors of CoreStates and, as applicable, each meeting of all committees of the Board of Directors and certain meetings attended at the request of CoreStates. In addition, a fixed sum of $8,000 was paid in 1994 to the Chairman of the Audit Committee, and $1,000 to the Chairman of each other Committee of the Board of Directors. Each member of the Audit Committee was paid an annual retainer of $5,000 in addition to attendance fees.

  Directors of CoreStates who are also directors of CoreStates Bank, N.A. ("CBNA"), received for services rendered to CBNA in 1994 an annual retainer of $7,500 and a fee of $750 for attendance at each meeting of the Board of Directors and, as applicable, each meeting of all Committees of the Board of Directors. When there is a joint meeting of a CoreStates committee and a CBNA committee, a single fee is applicable, (which is the higher of the two fees) except for joint meetings of the Audit Committees. In addition, the sum of $2,000 was paid in 1994 to the Chairman of the CBNA Audit Committee and $1,000 to the Chairman of each other Committee of the CBNA Board of Directors. These fees were in addition to those fees described above paid for services to CoreStates.

  Directors of CoreStates who were also advisory directors of the CoreStates Hamilton Bank region of CBNA ("Hamilton") received for services rendered to Hamilton in 1994 a fixed sum of $5,000 for the year and a fee of $750 for attendance at each meeting of the Advisory Board of Directors of Hamilton and, as applicable, each meeting of all committees of the Advisory Board of Directors. Directors of CoreStates who are also advisory directors of Hamilton also received a fee of $125 for attendance at each meeting of the Hamilton Regional Advisory Committees. These fees were in addition to those fees described above paid for services to CoreStates.

  The new Director of CoreStates, Mr. Lynett, who was also a member of the Executive Advisory Boards of the former Independence Bancorp, Inc. ("Independence"), and the former Third National Bank and Trust Company of Scranton ("Third of Scranton") received an annual retainer of $12,000 for services rendered to Independence and an annual retainer of $13,500 for services rendered to Third of Scranton. These fees were in addition to those fees described above paid for services to CoreStates.

  Directors of CoreStates who are also directors of New Jersey National Corporation ("NJNC") and New Jersey National Bank ("NJNB") received for services rendered to such entities in 1994 a fixed sum of $5,000 and a fee of $750 for attendance at each concurrent meeting of the Boards of Directors of NJNC and NJNB and, as applicable, each meeting or concurrent meeting of all committees of the Boards of Directors. These fees were in addition to those fees described above paid for services to CoreStates.

  Under the Deferred Compensation Plan for Directors of CoreStates and CBNA (the "Directors' Deferred Plan"), directors of CoreStates and CBNA may elect prior to commencement of each term of service to defer payment of all or part of their directors' compensation. Amounts deferred are payable, as elected by the director, at the termination of the respective director's service to CoreStates or CBNA, the reaching of age 65, death, or a specified date, such payment to be made in a lump sum, in up to 10 annual installments or other method. Amounts deferred are credited to an unfunded directors' deferred compensation account. Amounts deferred after April 1, 1988 were credited with interest at an annual rate equal to 60% of the prime rate of CBNA (the "CBNA Prime Rate"). Beginning January 1, 1989, interest is credited on deferrals at a rate determined by multiplying the CBNA Prime Rate by a decimal amount equal to 1 minus 118% of the highest marginal corporate tax rate for Federal income tax purposes. Amounts deferred on or before April 1, 1988 receive earnings based on one or more of three hypothetical investments as selected quarterly by each affected participant. These provide yields equal to the return on, and appreciate or depreciate to the same extent as, funds invested in the CoreStates Bond Fund, the CoreStates Liquidity Fund and the CoreStates Equity Fund, each of which is a collective investment fund managed by CoreStates Investment Advisers, Inc. The right to receive future payments under the Directors' Deferred Plan is an unsecured claim against the general assets of CoreStates or CBNA, as applicable. Payments of deferred compensation may be made only in cash. Directors of CoreStates who also serve as advisory directors of Hamilton are entitled to defer fees paid for services rendered to Hamilton under the Directors' Deferred Plan.

  Additionally, in 1980, Hamilton established a directors' deferred compensation plan whereby participating directors of Hamilton could elect to forego certain directors' fees or other compensation for a five-year period, from January 1, 1980 through December 31, 1984, in return for the undertaking of Hamilton to pay each participating director a specified amount in 120 equal payments beginning at age 65 or 70, or at death, if earlier. Hamilton has obtained life insurance, of which Hamilton is the beneficiary, on each participating director in an amount which will cover Hamilton's obligation to pay each such director. The directors participating in this plan are Carlton E. Hughes and Marlin Miller, Jr. Total payments to be made over the 10 year distribution period or at death, if earlier, to Messrs. Hughes and Miller are $233,400 and $178,800, respectively. Amounts expensed for 1994 under the plan in respect to Messrs. Hughes and Miller were, respectively, $11,234 and $8,606.

                    INDEBTEDNESS OF DIRECTORS AND MANAGEMENT

  CoreStates' subsidiaries have from time to time made loans to some officers and directors of CoreStates and to companies with which they are associated. Such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than normal risk of collectibility or present any other unfavorable features.

                             EXECUTIVE COMPENSATION

                        HUMAN RESOURCES COMMITTEE REPORT

             COMPENSATION POLICIES FOR EXECUTIVE OFFICERS FOR 1994

  Compensation policies for executive officers are intended to further the earnings of CoreStates and facilitate securing, retaining and motivating management employees of high caliber and potential. The persons eligible to receive awards under these policies are officers and other employees of CoreStates and its subsidiaries who are in positions in which their decisions, actions and counsel significantly impact upon the short and long-term goals and strategies of CoreStates.

  There are three components to executive compensation: base salary, annual incentive awards, and long-term incentive awards.

BASE SALARIES

  Base salaries for executives are competitive with incumbent salaries for peer positions in CoreStates' comparator group. The comparator group consists of 25 to 30 companies within the super-regional banking industry that have market, geographic and size similarities to CoreStates. All of these banks are contained within the Keefe, Bruyette, & Woods 50 Index, presented in the Comparative 5 Year Cumulative Total Return graph on page 14 of this proxy statement. CoreStates generally targets base salaries to the median or average rate paid for each job within the group. Published compensation surveys are utilized to monitor competitive pay levels, in addition to compensation information reported in our competitors' proxy statements. Such studies indicate CoreStates' base salaries for the executives named in this proxy, including the Chief Executive Officer ("CEO"), averaged within plus or minus 5% of the market median for 1994.

ANNUAL INCENTIVE AWARDS

  Executive officers participate in an annual cash award program, the Incentive Compensation Plan for CoreStates Financial Corp and Participating Subsidiaries. The Human Resources Committee of the Board of Directors determines the awards granted under the Plan. Award opportunity is based on the individual executive's grade level and a mix of predetermined corporate and individual performance goals.

  CORPORATE PERFORMANCE:

    One-hundred percent of the annual award for the Chief Executive Officer and for employees who currently and formerly reported directly to him is based on corporate performance. For 1994 this component of the Plan was paid at 132% of the payout target. Three measures are used as indices of corporate performance: net income after capital charge (NIACC), earnings per share, and progress toward achieving cultural change objectives. Eighty percent of the annual award for those who report to current and former direct reports of the Chief Executive Officer is based on corporate performance, measured the same way.

    NIACC measures both the quantity and the quality of corporate earnings. If CoreStates earns more than its required return (and therefore has a positive NIACC) shareholder value is created. The calculation of NIACC requires three pieces of data: net income, the amount of capital employed, and the required return on that capital. The corporate required return of 13% is a risk-adjusted rate of return related to investors' alternatives in the marketplace. Because CoreStates has an unusually high equity to asset ratio, NIACC is normalized for a 5% equity to asset ratio. Five percent is the typical ratio used by the peer comparator group. The NIACC results exceed 1994's goal.

    Growth in earnings per share ("EPS") is a key measure of financial strength considered by the external financial community. The use of this measure facilitates external comparison and is easily understood. The EPS results also exceed 1994's goal.

    Cultural change improvement is measured based on progress in advancing the corporate culture with reference to: 1) CoreValues--People, Performance, Integrity, Teamwork, Diversity, and Communication, 2) customer focus, and 3) commitment to quality. A combination of quantitative and qualitative measures is used to track results against these objectives. Quantitative measures include several routinely tracked statistics, such as the diversity of our workforce at all levels in our organization, upward and lateral mobility of our people, employee retention, training and development participation, utilization of vendors and services owned by women and people of color, and other pertinent statistics. Qualitative progress on attaining improved implementation of corporate cultural change is measured through feedback gathered from employee meetings led by an outside consultant. Because progress toward cultural change continues to meet expectations, the corporate Incentive Compensation Plan payout was determined to be 132%, the average of the payout percentages calculated for the NIACC and EPS measures.

  INDIVIDUAL PERFORMANCE:

    Twenty percent of the annual award for employees who report to current and former direct reports of the Chief Executive Officer is based on individual performance. Individual performance goals are designed to reflect a balance between attainable and "stretch" objectives and are specific to each plan participant. Individual performance objectives are established at the beginning of the year based on the functions and responsibilities of each executive's position (for example, sales targets, income goals, cost reduction objectives, etc.). Also included in the measure of individual performance are objectives that champion CoreValues and reflect or measure managerial performance. These people-focused objectives count for at least one-third of individual performance.

  Target awards are based on a percentage of the midpoint of the salary grade of each individual. Corporate and individual executive performance are evaluated, and payout levels are determined independently at zero or 50 to 150% of the payout targets. The Human Resources Committee may use discretion to assess the impact of extraordinary events when evaluating and rewarding corporate and individual performance.

LONG-TERM INCENTIVE PLAN

  This plan is designed to support the long-term strategic goals of CoreStates by providing equity opportunities for individual executives based on their level of responsibility. Ownership aligns the interests of participating officers and executives with the interests of CoreStates' shareholders and ties a significant portion of senior officer compensation to shareholder returns. Under Ownership Guidelines developed in 1993 for achievement by 1998 and approved by the Human Resources Committee, the suggested number of shares to be owned varies according to the executive's salary grade, and ranges from one times salary range midpoint for Executive Vice Presidents up to 2.5 times salary range midpoint for the CEO. Stock held through the CoreStates Savings Plan is counted toward the guidelines, but unexercised stock options are not.

  The primary award vehicles for 1994 were incentive stock options (ISOs) and non-qualified stock options (NQSOs). The first $100,000 of each stock option award was granted in the form of ISOs, with the remaining portion granted in NQSOs. Stock option grants provide the grantees the opportunity to acquire common stock at a fixed price (the fair market value on the date of the grant) for a specified period of time (ten years).

  The practice of CoreStates is to keep long-term awards relatively constant from year-to-year. Stock option plans provide upside earnings potential through increases in stock value over the long term. Target awards for stock option grants are expressed as a percentage of the salary range midpoint for each participant. Actual awards may range from 75% up to 125% of the target award based on a present assessment of the long-term value of the participant's ongoing performance contribution to CoreStates. In determining these grants, the Human Resources Committee did not specifically consider the amount and value of stock currently held by individuals. For 1994, stock option awards averaged 101% of target for all participants.

IMPACT OF IRS PAY CAP REGULATIONS

  CoreStates has reviewed the effect of Section 162(m) of the Internal Revenue Code as it applies to the deductibility of compensation paid to CoreStates' proxy-named executives. In particular, section 162(m) permits CoreStates to deduct compensation paid to a named executive in excess of $1 million only if such excess qualifies as "performance based compensation."

  The Human Resources Committee recognizes that compensation paid during 1994 under CoreStates' Incentive Compensation Plan does not meet the IRS' criteria for performance-based compensation and intends for no tax deductions to be lost in the future as a result of section 162(m). Consequently, the Human Resources Committee recommends approval of a separate plan covering senior executives of the company and participating subsidiaries who are expected to be subject to the cap for a particular year. This separate plan, called the Incentive Compensation Plan for Designated Executives of CoreStates Financial Corp and Participating Subsidiaries, is designed to preserve key incentive elements of the company's existing incentive plan while limiting the company's exposure for lost tax deductions under section 162(m). This plan is described in Item 2, which begins on page 19 of this proxy statement. A complete copy of the proposed plan is in the Appendix to this proxy statement.

SUMMARY

  Inherent in our effort to create shareholder value are attention to financial performance and strength, and focused recognition of our people as the cornerstone of the long-range competitive edge. Performance measures support the efforts to further corporate earnings and achieve a positive corporate culture. The ideal culture values all members of the workforce, maintains customer focus, and achieves excellence through commitment to quality.

               HUMAN RESOURCES COMMITTEE'S BASES FOR DETERMINING
                      THE COMPENSATION OF THE CEO FOR 1994

  The CEO's (Chief Executive Officer) base salary, and annual and long-term incentive award components are consistent with the spirit and objectives of CoreStates' executive compensation program as follows:

BASE SALARY

  To increase consistency in the measurement of the CEO's performance, goals for base salary increase determination and annual incentive award calculation were tied more closely together in 1994. The CEO's base salary is a function of CoreStates' financial performance against goals. The initial rating is then modified as appropriate by the overall culture/people evaluation, as well as a relative assessment of CoreStates' performance versus its peer group. Finally, the preceding evaluation is further modified by the Human Resources Committee's assessment of the CEO's performance in such areas as leadership, strategic planning, culture/people initiatives, external relations, communication, and other important factors.

  The Human Resources Committee prepared a formal evaluation of actual results against these annual goals. The evaluation was supported by documents citing specific reasons for the rating and included an assessment of response to unplanned events or circumstances that required a significant commitment of time and resources.

ANNUAL INCENTIVE AWARD

  100% of the CEO's annual incentive award is based on corporate performance. For 1994 this was paid at 132% of target, based on NIACC, earnings per share, and corporate culture/people objectives as described in the preceding Annual Incentive Awards--Corporate Performance section on pages 10 and 11 of this proxy statement section with respect to other executive officers. This represents a departure from the 1993 program in which 60% of the CEO's award was determined by achievement of corporate performance goals.

  An evaluation of corporate progress against the goals was reviewed and discussed by the Human Resources Committee, who determined the final payout levels for the Chairman and the rest of the executive officers.

LONG-TERM INCENTIVE PLAN

  The CEO participates in the Long-term Incentive Plan described above under "Compensation Policies for Executive Officers for 1994". In February 1994 Mr. Larsen was granted options based on 100% of the target for his position.

SUMMARY

  In the Human Resources Committee's evaluation of the CEO's performance, it was specifically noted that his individual actions and leadership have had a significant effect on Corestates' overall financial and cultural change/people value results, enhancing on-going value to shareholders through stock appreciation and growth in earnings available for dividends. The Committee's overall rating of the CEO's performance for the year was outstanding.

                           HUMAN RESOURCES COMMITTEE

                           Raymond W. Smith, Chairman

              Herbert Lotman                  Marlin Miller, Jr.
              Seymour S. Preston, III         Peter S. Strawbridge

                    FIVE-YEAR SHAREHOLDER RETURN COMPARISON

  The following line graph compares five-year cumulative total shareholder return with the Standard & Poor's 500 Composite Index (S&P 500) and the Keefe, Bruyette & Woods 50 Index (KBW 50) a published peer-industry index. The KBW 50 is made up of fifty of the nation's significant banking companies, including money-center and most major regional banks, and is considered representative of the price performance of the nation's largest banks. Both the S&P 500 and the KBW 50 are market-capitalization-weighted indices. The graph assumes an initial investment of $100 and reinvestment of quarterly dividends.

                    Comparative Five Year Cumulative Total
                    December 31, 1989 to December 31, 1994
                        CoreStates v. S&P 500 v. KBW 50

                          [GRAPH CHART APPEARS HERE]

                 Comparative Five Year Cumulative Total Return
                    December 31, 1989 to December 31, 1994
                        CoreStates v. S&P 500 v. KBW 50

                CoreStates     S&P 500      KBW 50
- - --------------------------------------------------
1989               100           100          100
- - --------------------------------------------------
1990                79            97           72
- - --------------------------------------------------
1991               125           126          114
- - --------------------------------------------------
1992               155           136          145
- - --------------------------------------------------
1993               147           150          153
- - --------------------------------------------------
1994               153           152          145
- - --------------------------------------------------

                           SUMMARY COMPENSATION TABLE

  The following table shows, for the fiscal years ending December 31, 1992, 1993 and 1994, the cash compensation paid by CoreStates and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the chief executive officer and the other five most highly compensated executive officers of CoreStates and one additional officer who acted in the capacity of an executive officer until August 2, 1994 (collectively, the "Named Executives").

                                       ANNUAL COMPENSATION          LONG TERM
                                  ------------------------------ ----------------
                                                                 AWARDS  PAYOUTS
                                                    OTHER ANNUAL ------- --------  ALL OTHER
                                   SALARY   BONUS   COMPENSATION OPTIONS   LTIP   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)*     ($)       ($)**      (#)+    ($)***    ($)****
- - ---------------------------  ---- -------- -------- ------------ ------- -------- ------------
 Terrence A. Larsen,         1994 $670,692 $527,710    $2,578    119,000 $293,543   $33,535
  Chairman and Chief         1993  647,000  483,068     3,373    101,800  287,100    32,350
  Executive Officer          1992  639,768  472,237     1,553     79,600  324,072    73,625
 Rosemarie B. Greco,         1994  358,077  278,982     2,745     91,650             16,923
  President and Chief        1993  327,500  162,360     2,449     27,600             12,365
  Executive Officer,         1992  325,000  153,714     3,919     21,600              6,779
  CoreStates Bank, N.A.
 Charles L. Coltman, III     1994  297,692  278,982               91,650   66,969    14,885
  President and Chief        1993  233,923  122,955     2,224     26,750   51,642    11,696
  Operating Officer          1992  226,519  114,610     1,917     16,800   60,987    11,443
 David C. Carney,            1994  347,692  166,003     6,100     43,400             17,385
  Chief Financial Officer    1993  335,000  163,488     1,597     28,160             13,655
                             1992  335,000  158,704     9,418     27,600              7,018
 Charles P. Connolly         1994  238,269  142,877     2,852     45,150   50,203    11,913
  Senior Executive Vice      1993  206,154   99,590     1,898     18,260   51,642    10,269
  President                  1992  187,408   59,314     2,893     14,300   40,673    11,443
 Robert N. Gilmore           1994  246,154  108,200               35,550   66,969    12,308
  Chief Technology and       1993  233,923  113,119               26,750   57,420    11,696
  Processing Services
 Officer                     1992  226,519  119,385               16,800   47,429    11,443
 Frank E. Reed,              1994  347,692  166,003               43,400             84,572
  Retiring President         1993  335,000  188,640     3,919     28,160             79,435
  Philadelphia National      1992  335,000  163,587     4,595     27,600             84,781
  Bank Division,
 CoreStates
  Bank, N.A., as of
 8/2/94

- - --------
   + There was a stock split on October 15, 1993. These represent post split values.
   * Annual Salary is reported for the calendar year. Salary increases for executive officers, when granted, are typically effective in March, but Ms. Greco & Messrs. Coltman, Connolly and Gilmore received increases effective September 1, 1994 in recognition of their new roles associated with the executive restructuring, in which the Office of the Chairman changed to a five member group.
  ** Other Annual Compensation includes:
     . Financial Planning
     No longer stated are Stock Appreciation Rights (SAR) surrender compensation paid in 1992: Larsen--$64,377, Reed--$5,326
 *** Performance Units Awards under prior Long-Term Incentive Plan
     . 1/2 of award value net of taxes is paid in cash, the other 1/2 in stock The gross value of Performance Units is a function of closing stock price on December 31, 1994.
     The number of shares granted in the half paid in stock is a function of the closing stock price on February 7, 1995.
**** All Other Compensation consists of compensation from savings and retirement plans as follows:
     . The CoreStates Savings Plan provides investment choices and company matches to individual contributions. Corporation contributions were as follows:

     1994: Larsen--$7,500, Greco--$6,519, Coltman--$7,500, Reed--$7,500,
           Carney--$7,500, Connolly--$7,500, Gilmore--$7,500.
     1993: Larsen--$11,792, Greco--$7,907, Coltman--$11,696, Reed--$9,916,
           Carney--$8,893, Connolly--$10,269, Gilmore--$11,696.
     1992: Larsen--$11,443, Greco--$5,722, Coltman--$11,443, Reed--$9,127,
           Carney--$5,238, Connolly--$11,443, Gilmore--$11,443.
   . The 401 Excess Plan was adopted in 1992. It mirrors the CoreStates
     Savings Plan in that it provides investment choices and company matches for employees whose salaries are above the ERISA limits for the savings plan. Corporation contributions were:
     1994: Larsen--$26,035, Greco--$10,404, Coltman--$7,385, Reed--$9,885,
           Carney--$9,885, Connolly--$4,413, Gilmore--$4,808.
     1993: Larsen--$20,558, Greco--$4,458, Reed--$6,582, Carney--$4,762.
     1992: Larsen--$62,182, Greco--$1,057, Reed--$12,719, Carney--$1,780.
   . Mr. Reed is covered by the First Pennsylvania Retirement Benefit Plan which was adopted by CoreStates at the time of the merger with First Pennsylvania Bank. Retirement plan premiums paid for Reed under this plan were: 1994--$67,187, 1993--$62,935, 1992--$62,935. The other named executives are in the CoreStates Financial Corp Supplemental Retirement Plan, which is unfunded.

                               OPTION GRANT TABLE

  The following table contains information concerning the grant of stock options under CoreStates' 1994 Long-Term Incentive Plan to the Named Executives as of December 31, 1994:

                             OPTION GRANTS IN 1994*

                                                                         GRANT DATE
                           INDIVIDUAL GRANTS                               VALUE
- - ------------------------------------------------------------------------ ----------
                                          % OF TOTAL                       BLACK
                                           OPTIONS                        SCHOLES
                                  OPTIONS GRANTED TO EXERCISE            GRANT DATE
                           GRANT  GRANTED EMPLOYEES  OR BASE  EXPIRATION  PRESENT
NAME                       DATE     (#)    IN 1994    PRICE      DATE     VALUE**
- - ----                      ------- ------- ---------- -------- ---------- ----------
Terrence A. Larsen......  2/15/94 119,000   6.273%   $26.375   2/15/04    $523,600
Rosemarie B. Greco......  2/15/94  43,400   2.288     26.375   2/15/04     190,960
                          8/22/94  48,250   2.544     28.000   8/22/04     264,059
Charles L. Coltman, III.  2/15/94  29,625   1.562     26.375   2/15/04     130,350
                          8/22/94  62,025   3.270     28.000   8/22/04     339,446
David C. Carney.........  2/15/94  43,400   2.288     26.375   2/15/04     190,960
Charles P. Connolly.....  2/15/94  29,625   1.562     26.375   2/15/04     130,350
                          8/22/94  12,525   0.660     28.000   8/22/04      68,546
Robert N. Gilmore.......  2/15/94  23,700   1.249     26.375   2/15/04     104,280
                          8/22/94  11,850   0.625     28.000   8/22/04      64,852
Frank E. Reed...........  2/15/94  43,400   2.288     26.375   2/15/04     190,960

- - --------
* Options reported in the table above are a combination of incentive and non-qualified stock options. All grants become exercisable one year from the date of grant and they must be exercised during employment except in the case of death, disability, retirement or involuntary termination. The term of each option is ten years.

** Results produced by the Black Scholes assumptions, below, are reduced by 10%
   because the options are nontransferable:
   February Grant                         August Grant
   Expected volatility--.197              Expected volatility--.197
   Risk-free rate of return--6.15%        Risk-free rate of return--7.56%
   Dividend yield--4.6%                   Dividend yield--4.6%
   Time to exercise--10 years             Time to exercise--10 years
   Market Price at Grant--$26.375         Market Price at Grant--$27.875

                      OPTION EXERCISES AND YEAR-END TABLE

  The following table sets forth information with respect to the Named Executives, concerning the exercise of options during 1994 and unexercised options as of December 31, 1994:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUE

                                                                          VALUE OF
                                                                         UNEXERCISED
                                                          NUMBER OF     IN-THE-MONEY
                                                         UNEXERCISED     OPTIONS AT
                                                         OPTIONS AT     12/30/94 ($)
                                                        12/30/94 (#)   ($26.00/SHARE)*
                                                       --------------- ---------------
                          SHARES ACQUIRED    VALUE      EXERCISABLE/    EXERCISABLE/
NAME                      ON EXERCISE (#) REALIZED ($)  UNEXERCISABLE  UNEXERCISABLE**
- - ----                      --------------- ------------ --------------- ---------------
Terrence A. Larsen......           0        $      0   464,482/119,000  $2,345,417/$0
Rosemarie B. Greco......           0               0     76,672/91,650      386,259/0
Charles L. Coltman, III.           0               0    121,502/91,650      649,456/0
David C. Carney.........           0               0    122,706/43,400      845,815/0
Charles P. Connolly.....           0               0     64,054/42,150      254,014/0
Robert N. Gilmore.......           0               0     97,178/35,550      456,825/0
Frank E. Reed...........      20,298         204,249     77,376/43,400      277,667/0

- - --------
* Values for Larsen, Greco, Coltman, Reed, Carney, Connolly and Gilmore respectively represent 9, 4, 10, 5, 4, 8 & 10 years cumulative impact of stock option grants and exercises. One stock option grant was awarded per named executive in each year an award was made to that executive, with the exception of 1994, in which R. Greco, C. Coltman, C. Connolly and R. Gilmore each received a second grant, on 8/22/94.
** Unexercisable shares granted on 2/15/94 carry an exercise price of $26.375;
   those granted 8/22/94 are priced at $28.000.

                                PENSION BENEFITS

  The following table shows for various periods of credited service the estimated annual benefits currently payable upon normal retirement at age sixty-five to a participating employee, assuming final average compensation equaled 1994 compensation and Social Security covered compensation of $24,312, the amount for participants who attain Social Security retirement age during 1994. The table reflects a straight life benefit.

                               PENSION PLAN TABLE

   FINAL
  AVERAGE
COMPENSATION        15             20             25             30             35
- - ------------     --------       --------       --------       --------       --------
  $125,000       $ 35,680       $ 47,570       $ 59,460       $ 65,710       $ 71,960
   150,000         43,180         57,570         71,960         79,460         86,960
   175,000         50,680         67,570         84,460         93,210        101,960
   200,000         58,180         77,570         96,960        106,960        116,960
   225,000         65,680         87,570        109,460        120,710        131,960
   250,000         73,180         97,570        121,960        134,460        146,960
   300,000         88,180        117,570        146,960        161,960        176,960
   400,000        118,180        157,570        196,960        216,960        236,960
   450,000        133,180        177,570        221,960        244,460        266,960
   500,000        148,180        197,570        246,960        271,960        296,960
   600,000        178,180        237,570        296,960        326,960        356,960
   700,000        208,180        277,570        346,960        381,960        416,960
   800,000        238,180        317,570        396,960        436,960        476,960

  The Final Average Compensation used in calculating the qualified retirement plan benefit is the average of the highest 60 consecutive months of base pay (excluding all incentive and other non-salary cash payments) during the last ten years of employment, multiplied by 12 to derive an annual salary equivalent. The Final Average Compensation figure corresponds to the elements summarized in the Annual (Salary) Compensation shown in the Summary Compensation Table on page 15 of this proxy statement.

  The CoreStates Financial Corp Supplemental Retirement Plan (the "CoreStates Supplemental Plan") covers the excess over the limitations placed on the qualified plan by Federal law. If an employee defers salary, the CoreStates Supplemental Plan also pays the difference between what the employee would have gotten in the qualified plan had he or she not deferred salary and the qualified plan benefit excluding the deferred salary.

  The First Pennsylvania Retirement Benefit Supplement Plan (The "FP Supplemental Plan") provides selected key executive officers with retirement benefits in addition to those provided to all eligible employees under the Retirement Plan. The FP Supplemental Plan covers two types of retirement benefits. Benefit A is equal to the excess of the amount that would be payable under the Retirement Plan if it did not contain the limitation on the annual amount of pension benefit payments or the amount of recognizable compensation imposed by the Internal Revenue Code over the amount actually payable under the Retirement Plan in accordance with such limitations. Benefit C is equal to 65% of the participant's average annual base salary for the five consecutive years immediately preceding the participant's retirement or other termination of benefit. Benefit C is then reduced by the aggregate of the following amounts: the benefit under Benefit A, the Social Security benefit, the benefit under the Retirement Plan, and the benefit under any retirement plan provided by a former employer, excluding any portion of such benefit attributable to the participant's own contributions to such plan.

  The CoreStates Retirement Plan is not reduced by Social Security or other offset measures.

  As of December 31, 1994, the periods of credited service of the CoreStates' executive officers named in the Summary Compensation Table above are as follows:

                                                             PERIOD OF CREDITED
                                                                   SERVICE
                                                             -------------------
Terrence A. Larsen..........................................  16 years, 5 months
Rosemarie B. Greco..........................................   2 years, 9 months
Charles L. Coltman, III..................................... 24 years, 10 months
David C. Carney.............................................   2 years, 9 months
Charles P. Connolly.........................................  22 years, 8 months
Robert N. Gilmore...........................................  13 years, 6 months
Frank E. Reed*..............................................  10 years, 7 months

- - --------
* Participant in the First Pennsylvania Retirement Benefit Supplement Plan

          TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Named Executives are covered by an executive severance program. In the event of termination of employment (other than for cause), each would receive severance pay based on the base salary paid at the time of termination. Each executive terminated would receive 3 weeks of pay for each year of service, with a minimum total payment of 12 months and a maximum of 18 months.

  Any executive displaced directly as a result of a process redesign project currently underway will be entitled to receive one additional week of severance pay for each year of service and an additional week per year of service for each year over 10 years.

  In October 1992, the Human Resources Committee of the Board of Directors approved a special severance program to take effect upon a change in control of CoreStates which would involve a 20% change in share ownership and a majority change in Board membership. In the event of termination of employment due to a change in control, the Named Executives would receive 24 months' severance pay, based upon base salary at the time of termination. If after 24 months the executive is still unable to find gainful employment, contingency pay equal to 12 months' pay or 2 weeks' pay for each year of service (whichever is longer) may be awarded. The Named Executives would also receive immediate vesting of long-term incentives and a pro-rata payment of performance units (if any) awarded under the CoreStates' current or prior Long-Term Incentive Plans. In addition, if not yet vested in the CoreStates Retirement Plan, the Named Executives would receive a retirement benefit based upon actual years of service plus the severance pay period. This benefit would be calculated in accordance with the retirement benefit formula(s) in effect at the time in the qualified plan and any supplemental retirement plans that may apply.

       APPROVAL OF INCENTIVE COMPENSATION PLAN FOR DESIGNATED EXECUTIVES
                                    (ITEM 2)

  On February 21, 1995, management recommended and the Board of Directors approved the Incentive Compensation Plan for Designated Executives of CoreStates Financial Corp and Participating Subsidiaries (the "Designated Executives Plan"), subject to shareholder approval. The purpose of the Designated Executives Plan is to support the business goals and earnings of CoreStates and its participating subsidiaries by providing additional, variable and contingent incentive compensation to attract, retain and motivate key members of executive management whose performance has and can continue to have a substantial impact on the earnings performance and growth of CoreStates, and specifically to preserve key incentive elements of CoreStates' existing incentive plan while limiting its exposure for lost tax deductions under
Section 162(m) of the Internal Revenue Code (the "Code") as it applies to the deductibility of compensation paid to designated CoreStates' executives.

  Under Section 162(m) of the Code CoreStates may deduct compensation in excess of $1 million paid to a designated executive only if such excess qualifies as "performance based compensation". Because the qualitative factors, including advancing corporate culture, are considered to be so important in determining the compensation for designated executives of CoreStates, a separate plan has been designed to preserve such qualitative incentive elements while limiting CoreStates' exposure for lost deductions under Section 162(m) of the Code.

  The summary which follows is qualified in its entirety by reference to the Designated Executives Plan, a copy of which is attached as Exhibit A to this proxy statement.

  The Designated Executives Plan will be administered by the Human Resources Committee, membership of which shall meet the requirements of Section 162(m) of the Code. The Board of Directors may amend, suspend or terminate the Designated Executives Plan at any time, but may not reduce amounts previously awarded and to which award recipients are entitled and may not change the performance objectives set by the Human Resources Committee.

 Designation; and Determination of Awards

  Those designated for the proposed Plan will be the Chief Executive Officer and any executive officer of CoreStates determined by the Human Resources Committee to be "Eligible Participants" under the Plan, defined as any executive officer whose cash compensation opportunity places her or him in the group of highly compensated officers subject to Section 162(m) of the Code. A recipient of an award under the Incentive Compensation Plan of CoreStates Financial Corp and Participating Subsidiaries is ineligible to receive an award under the Designated Executives Plan.

  The Human Resources Committee shall determine the quantitative and qualitative performance objectives each year as well as the amount of the awards and shall certify that performance objectives have been met prior to payment of awards. The maximum annual award to the CEO is limited to 150% of salary (and no more than $1,500,000). The maximum annual award for any other participant is 100% of salary (and no more than $700,000).

  Two-thirds of award opportunities will be based on quantitative, pre-established performance goals that the Human Resources Committee will set not later than 90 days after the commencement of an incentive year. This portion of the award is intended to qualify as performance-based compensation under
Section 162(m) of the Code. For 1995, if the Designated Executives Plan is approved by shareholders, the Human Resources Committee has set equally-weighted measures based on earnings per share and net income after capital charge. Other measures that may be used in the future under the Designated Executives Plan include return on equity, return on assets, return on investment and total shareholder return. The remaining one-third of the award opportunity will be based on qualitative factors that will be subject to Human Resources Committee discretion and, therefore, will not qualify for exemption from Section 162(m) of the Code as performance-based compensation. During 1994 qualitative factors were based on progress in advancing the corporate culture.

  The Human Resources Committee expects that, with two-thirds of the Designated Executives Plan's award opportunity qualifying for the performance-based compensation exemption and based on current pay levels, all payments under the Designated Executives Plan will be tax deductible.

 Benefits to the Extent Determinable

  Awards under the Designated Executives Plan for 1995 are not determinable at this time. The following table sets forth the awards granted for performance in 1994 pursuant to the Incentive Compensation Plan for CoreStates Financial Corp and Participating Subsidiaries to the Named Executives, other than Mr. Reed, and to executive officers as a group whom are assumed, for the purposes of this table, to be eligible for the Designated Executives Plan in 1995. The awards shown below approximate the awards which would have been granted under the Designated Executives Plan had it been in effect during 1994 and had the award criteria been as described above. These amounts are also shown on the Summary Compensation Table on page 15 of this proxy statement in the "Bonus" column.

                                 PLAN BENEFITS

                          Designated Executives Plan*

    NAME AND PRINCIPAL POSITION                                      1994 BONUS
    ---------------------------                                      ----------
    Terrence A. Larsen..............................................   $527,710
     Chairman and Chief Executive Officer
    Rosemarie B. Greco..............................................    278,982
     President and Chief Executive Officer,
     CoreStates Bank, N.A.
    Charles L. Coltman, III.........................................    278,982
     President and Chief Operating Officer
    David C. Carney.................................................    166,003
     Chief Financial Officer
    Charles P. Connolly.............................................    142,877
     Senior Executive Vice President
    Robert N. Gilmore...............................................    108,200
     Chief Technology and Processing Services Officer
    Executive Group**............................................... $1,981,425

- - --------
 * Non-executive directors and non-executive officer employees are not eligible to participate in the Designated Executives Plan.
** Includes all executive officers of CoreStates. Designation of eligible executive officers for 1995 had not been made as of the date of this proxy statement, and such information is therefore unavailable at such date.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE INCENTIVE COMPENSATION PLAN FOR DESIGNATED EXECUTIVES OF CORESTATES FINANCIAL CORP AND PARTICIPATING SUBSIDIARIES.

                       SELECTION OF INDEPENDENT AUDITORS
                                    (ITEM 3)

  On February 21, 1995, the Board of Directors of CoreStates selected the firm of Ernst & Young LLP as independent auditors to audit the books, records and accounts of CoreStates for the current fiscal year, subject to ratification by vote of a majority of the shares of CoreStates Common Stock represented at the annual meeting. That firm also served as CoreStates' independent auditors for the prior fiscal year ended December 31, 1994. At the annual meeting the following resolution will be offered:

  RESOLVED, that the selection of Ernst & Young LLP as the independent auditors of CoreStates for the fiscal year ending December 31, 1995 is hereby ratified.

  If the shareholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered and made by the Board of Directors.

  It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of CoreStates and its shareholders.

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if desired AND IS EXPECTED TO BE AVAILABLE TO RESPOND TO APPROPRIATE QUESTIONS.

  The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young as independent auditors for the fiscal year ending December 31, 1995.

                                 MISCELLANEOUS

  The Board of Directors is presently not aware of any other business which will be brought before the Annual Meeting. The execution and return of the proxy card will confer upon the appointed proxies the discretionary authority to vote upon such other business as may properly come before the Meeting.

  The cost of preparing, assembling and mailing the proxy materials will be paid by CoreStates. Corporate Investor Communications, Inc. ("CIC"), 111 Commerce Road, Carlstadt, New Jersey 07072 has been engaged by CoreStates to solicit proxies for use at the Annual Meeting. The anticipated fees of CIC are $8,000 plus expenses. To the extent necessary in order to insure sufficient representation of shareholders at the Annual Meeting, the named solicitor and officers and employees of CoreStates and its subsidiaries may personally, by telephone or by other means, contact shareholders to request the return of proxies. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. CoreStates will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such materials.

SHAREHOLDER PROPOSALS

  Any shareholder who intends to present a proposal for action at the 1996 Annual Meeting of Shareholders and desires that such proposal be included in the proxy statement and proxy for such Meeting must furnish the proposal in writing to the Secretary of CoreStates not later than November 16, 1995.

CORESTATES ANNUAL REPORT

  CoreStates' Annual Report to Shareholders for the fiscal year ended December 31, 1994, including financial statements as certified by Ernst & Young LLP, is enclosed.

  A COPY OF CORESTATES' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 1994 WILL BE SUPPLIED WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO CORPORATE COMMUNICATIONS, CORESTATES FINANCIAL CORP, P.O. BOX 7618, PHILADELPHIA, PENNSYLVANIA 19101-7618 OR CALL (215) 973-6006.

                             By order of the Board of Directors

                             /s/ Migdalia R. O'Leary
                             Migdalia R. O'Leary
                             Secretary
March 15, 1995

                                                                       EXHIBIT A

             INCENTIVE COMPENSATION PLAN FOR DESIGNATED EXECUTIVES
          OF CORESTATES FINANCIAL CORP AND PARTICIPATING SUBSIDIARIES
                        EFFECTIVE AS OF JANUARY 1, 1995

1. PURPOSE

  The purpose of the Incentive Compensation Plan for Designated Executives (the "Plan") is to support the business goals and earnings of CoreStates Financial Corp ("CoreStates") and its participating subsidiaries by providing additional, variable and contingent incentive compensation to attract, retain and motivate key members of executive management whose performance has and will continue to have a substantial impact on the earnings performance and growth of the Corporation.

2. DEFINITIONS

    (a) "AWARD RECIPIENT" shall mean an Eligible Participant who has continued in the full time employ of the Corporation during the respective Incentive Year, who remains so employed at the time of the granting of awards under the Plan and who is selected for an award pursuant to the Plan; provided that an Eligible Participant who retires under, and begins receiving an immediate pension benefit from, the CoreStates Retirement Plan shall be eligible to receive a pro-rated award under the Plan for the year of retirement (including early retirement). Any Eligible Participant who ceases to be a full time Employee of the Corporation during an Incentive Year or who is not so employed at the time of the granting of awards under the Plan for any reason other than retirement as stated above shall not be eligible for an award for such Incentive Year.

    (b) "BOARD OF DIRECTORS" shall mean the Board of Directors of CoreStates.

    (c) "CHIEF EXECUTIVE OFFICER" shall mean the Chief Executive Officer of CoreStates.

    (d) "CORPORATION" shall mean CoreStates Financial Corp and its Participating Subsidiaries.

    (e) "ELIGIBLE PARTICIPANT" shall mean the Chief Executive Officer and any executive officer employed by the Corporation whose cash compensation opportunity, as determined by the Human Resources Committee, places her or him in the group of highly compensated officers subject to section 162(m) of the Internal Revenue Code, as it applies to the tax deductibility of compensation paid to executives. An Award Recipient under the Incentive Compensation Plan for CoreStates Financial Corp and Participating Subsidiaries is ineligible to receive an award under this Plan.

    (f) "HUMAN RESOURCES COMMITTEE" shall mean a committee appointed by, and serving at the pleasure of, the Board of Directors, composed of not less than three members of such Board, none of whom shall be eligible for an award under the Plan.

    (g) "INCENTIVE YEAR" shall mean any respective fiscal year of CoreStates beginning on or after January 1, 1995, during which the Plan shall be in effect.

    (h) "MAXIMUM AWARD" shall mean: 1) For the Chief Executive Officer: an amount not greater than 150% of salary and no more than $1,500,000 per year; 2) For any other designated executive: an amount not greater than 100% of salary and no more than $700,000 per year.

    (i) "PARTICIPATING SUBSIDIARY" shall mean CoreStates Bank, N.A., and any other Subsidiary which has been admitted to participation in the Plan with the approval of the boards of directors of CoreStates and the respective Subsidiary.

    (j) "SALARY" shall mean regular fixed compensation in the currency of the United States which is paid by the Corporation to any Eligible Participant during any year for services rendered to the Corporation but such term shall not include any payment for overtime, bonus, incentive award, profit sharing distribution, stock options, stock awards, stock appreciation rights, supplemental compensation, retirement benefits or similar type payment.

    (k) "SALARY GRADE MIDPOINT" shall mean the respective midpoint of the salary grades or equivalent thereof of the Corporation as of January 1 of the respective Incentive Year.

    (l) "SUBSIDIARY" shall mean any corporation at least 50% of the outstanding voting stock of which is owned directly or indirectly by CoreStates.

    (m) "TARGET AWARD" shall mean such amount expressed as a percent of Salary Grade Midpoint of an Eligible Participant projected for award to such Eligible Participant as of the commencement of and for such Incentive Year on the assumption that the performance objectives of the Corporation for the Incentive Year as determined by the Human Resources Committee will in each case be fully achieved.

3. ADMINISTRATION AND GENERAL CONDITIONS

    (a) The Plan shall be administered by the Human Resources Committee.

    (b) As soon as practicable after the commencement of each Incentive Year, the Human Resources Committee shall consult with the Chief Executive Officer of CoreStates and shall determine the Eligible Participants and the Target Award for each Eligible Participant. The Human Resources Committee may during any Incentive Year revise the Target Award for an Eligible Participant based on changes in such person's salary grade, responsibilities or other factors, but in no case shall the revised Target Award result in an award opportunity in excess of the Maximum Award allowable under the Plan.

    (c) The Human Resources Committee shall adopt such rules and procedures and shall make such determinations and interpretations of the Plan thereunder as it shall deem desirable. All such rules, procedures and determinations shall be conclusive and binding upon all parties.

    (d) Classification as an Eligible Participant or determination of a Target Award shall not in themselves be deemed to create any rights or interests under the Plan, and the interest of an Award Recipient in the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of the law.

    (e) An award under the Plan shall not confer any right on the Award Recipient to continue in the employ of the Corporation or limit in any way the right of the Corporation to terminate employment at any time.

    (f) The Plan shall be effective as of January 1, 1995, subject to approval by CoreStates' shareholders, and shall continue from year to year until terminated by the Board of Directors.

    (g) The Board of Directors may amend, suspend or terminate the Plan at any time, but may in no way reduce amounts previously awarded under the Plan and to which Award Recipients are entitled.

4. DETERMINATION OF AWARDS

  The selection among Eligible Participants for awards and the amount of the award to each such Eligible Participant shall be determined by the Human Resources Committee after consultation with the Chief Executive Officer. The Human Resources Committee shall determine the amount of the award to the Chief Executive Officer. The actual award paid to an Eligible Participant shall not exceed either 150% of her or his Target Award, or the Maximum Award allowable under the Plan.

  With respect to the determination of the amount of any awards for any Incentive Year, the Human Resources Committee may take into account the profitability of the operation of the Corporation in comparison with a prior year or years and/or in comparison with other corporations and/or generally prevailing economic conditions, the presence or absence of nonrecurring or extraordinary items of income, gain, expense or loss (including security gains and losses) and any and all other factors which, in its sole discretion, it may deem relevant. Such factors may result in the Human Resources Committee adjusting the amount of any awards paid downward, but in no case will upward adjustments be made.

5. PERFORMANCE OBJECTIVES

  The Human Resources Committee no later than 90 days after the commencement of the Incentive Year shall determine the performance objectives for the Incentive Year.

  The Human Resources Committee shall determine the quantitative objectives (i.e. earnings per share, net income after capital charge, return on equity, return on assets, return on investment, total shareholder return), and the qualitative objectives, if any, for the Incentive Year. The weighting of the selected objectives shall also be determined by the Human Resources Committee.

6. PAYMENT OF AWARDS

  Awards shall be payable in cash as soon as practicable after the consolidated financial results and the assessment of achievement of qualitative objectives, if any, for the Corporation have been determined and certified.

  At the discretion of the Human Resources Committee, an Award Recipient may request that any amount shall be deferred in such manner and subject to such conditions as the Human Resources Committee shall determine. Such request shall be made in writing in accordance with guidelines adopted by the Human Resources Committee to conform with applicable tax law. Any such deferred awards shall be retained as part of the general assets of the Corporation. Interest shall be credited annually on any deferred amounts at a reasonable rate established from time to time by the Human Resources Committee. Interest credits shall be payable in the same manner as amounts elected to be deferred by the Award Recipient.

7. APPLICABLE TAXES

  Payment of all awards hereunder shall be subject to withholding of all Federal, state or local taxes which, by law, must be withheld in respect to such payment.

               CORESTATES FINANCIAL CORP--PROXY FOR COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 18, 1995

The undersigned holder of Common Stock of CoreStates Financial Corp ("CoreStates") hereby appoints Buntzie Ellis Churchill, Park B. Dilks, Jr. and
G. Willing Pepper and each of them, jointly and severally, proxies with power of substitution, to vote, as designated on the reverse, all shares of Common Stock held by the undersigned at the annual meeting of the shareholders of CoreStates to be held at 8:30 A.M., Philadelphia time, on Tuesday, April 18, 1995 in the Grand Ballroom at the Hotel Atop the Bellevue, 1415 Chancellor Court, Broad and Walnut Streets, Philadelphia, Pennsylvania, and at any adjournments thereof, with all the powers the undersigned would possess if personally present. Receipt of the Notice and Proxy Statement, dated March 15, 1995, and the Annual Report to Shareholders for 1994 is hereby acknowledged.

        Election of Directors, Nominees:
        George A.Butler, Carlton E. Hughes
        Ernest E. Jones, Herbert Lotman
        George V. Lynett, Seymour S. Preston, III


                                                   ------------------
                                                    SEE REVERSE SIDE
                                                   ------------------

     PLEASE MARK YOUR   ++++                                   +
[X]  VOTES AS IN THIS   +                                      +
     EXAMPLE.           +                                      ++++++


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR ALL NOMINEES LISTED ON THE REVERSE HEREOF AND FOR ITEMS 2 AND 3.
- - --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED ON THE REVERSE
HEREOF AND FOR ITEMS 2 AND 3.
- - --------------------------------------------------------------------------------

1. Election of Directors.(see reverse)

            FOR                WITHHELD
        all nominees           for all
   (except as marked below)    nominees
            [_]                  [_]

For, except vote withheld from the following nominee(s) only:


- - -------------------------------------------------------------

2. Approve the Incentive Compensation Plan for Designated Executives.

               FOR     AGAINST     ABSTAIN
               [_]       [_]         [_]


3. Ratify selection of Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending December 31, 1995.

               FOR     AGAINST     ABSTAIN
               [_]       [_]         [_]


4. The proxies are authorized to vote in their discretion upon the transaction of such other business as may properly come before the meeting and any adjourn-ments thereof.


If you receive more than one Annual Report at the address set forth on this proxy card and have no need for the extra copy(ies), please check the box at the right. This will not affect the distribution of dividends or proxy statements. [_]



SIGNATURE(S)_____________ DATE________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.